Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation, in this Registration Statement on Form F-1 (Amendment No. 5), our report dated July 30, 2024 relating to the consolidated financial statements of RedCloud Technologies, Ltd (the “Company”) as of and for the years ended December 31, 2023, and 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report of the Company for the years ended December 31, 2023 and 2022.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

February 26, 2025